Exhibit 99.1

FCB Announces Completion of the Acquisition of Floridian Community Bank
WESTON, Fla.-- (BUSINESS WIRE) -- Today, March 1, 2018, FCB Financial Holdings, Inc. (“FCB”) (NYSE: FCB), the parent company of Florida Community Bank, N.A., announced that it completed its acquisition of Floridian Community Holdings, Inc. (“Floridian Community”) after receiving all required regulatory approvals and the approval of Floridian Community’s shareholders.
“We are excited to welcome the Floridian customers and teammates to the FCB family as we continue to emerge as Florida’s leading independent bank. We are extremely pleased to have completed this transaction in three months, as we believe it represents a low risk, in market strategic acquisition that is financially accretive in first year. With Floridian, we are truly Stronger than Ever, as FCB continues to deliver best in class organic growth across the Florida marketplace. Furthermore, this acquisition strengthens our current franchise by accelerating our retail network expansion in the key Palm Beach market,” said Kent Ellert, President and Chief Executive Officer of FCB.
Joseph Marzouca, Chief Executive Officer of Floridian Community, said, "We are very excited to join the FCB family and look forward to a best in class integration process with a partner that shares our core values and commitment to the Florida community. This combination significantly enhances our capabilities and we believe it is in the best interest of all our customers shareholders, and employees.”
As of December 31, 2017, Floridian Community had approximately $529 million in total assets. With the completion of the acquisition, FCB now operates 51 branches in Florida.
Subject to the terms of the merger agreement, Floridian Community shareholders will receive 0.4584 of a share of FCB Class A common stock for each outstanding share of Floridian Community common stock – approximately 1.75 million FCB shares in the aggregate. Options to acquire Floridian Community common stock will be cashed out at the completion of the merger for approximately $4 million.
Evercore acted as FCB’s financial advisor and Sullivan & Cromwell LLP and Kramer Levin Naftalis & Frankel LLP acted as legal counsel to FCB in connection with the merger. Hovde Group LLC acted as Floridian Community’s financial advisor and Igler and Pearlman, P.A. acted as legal counsel to Floridian Community in connection with the merger.
About FCB Financial Holdings, Inc.
FCB Financial Holdings, Inc. is the parent company of Florida Community Bank, N.A., the largest community banking company and the second largest Florida‐based independent bank and is among the most highly capitalized banks in the state. Awarded a five‐star rating from Bauer Financial™, FCB assets are more than $10 billion, with capital ratios that exceed regulatory standards. Since its founding in 2010, FCB has been steadfast in its commitment to delivering personalized service, innovation, and products and services equal to those offered by the national banks. Similarly, FCB recognizes the importance of community, fostering a corporate culture that promotes employee volunteerism at all levels, while supporting community‐based programs and partnerships that help promote greater financial independence and improved quality of life for families. FCB serves individuals, businesses and communities across the state with over 50 full‐service banking centers from east to west, and from Daytona Beach to Miami‐Dade. For more information, visit FloridaCommunityBank.com. Equal Housing Lender, Member FDIC.
Contacts
FCB Financial Holdings, Inc.
Matthew Paluch, 305-668-5420
SVP, Investor Relations
ir@fcb1923.com

Forward-Looking Statements
This release may contain “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements about our expectations, beliefs, plans, strategies, predictions, forecasts, objectives or assumptions of future events or performance are not historical facts and may be forward-looking. These statements include, but are not limited to, the financial benefits and other effects of FCB’s acquisition of Floridian Community. These statements are often, but not always, made through the use of words or phrases such as “anticipates,” “believes,” “expects,” “can,” “could,” “may,” “predicts,” “potential,” “opportunity,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “seeks,” “intends” and similar words or phrases. Accordingly, these statements involve estimates, known and unknown risks, assumptions and uncertainties that could cause actual strategies, actions or results to differ materially from those expressed in them, and are not guarantees of timing, future results or other events or performance. Because forward-looking statements are necessarily only estimates of future strategies, actions or results, based on management’s current expectations, assumptions and estimates on the date hereof, and there can be no assurance that actual strategies, actions or results will not differ materially from expectations, readers are cautioned not to place undue reliance on such statements. Factors that may cause such a difference include, but are not limited to, the reaction to the transaction of the companies’ customers, employees and counterparties; customer disintermediation; inflation; expected synergies, cost savings and other financial benefits of the proposed transaction might not be realized within the expected timeframes or might be less than projected; the requisite shareholder and regulatory approvals for the proposed transaction might not be obtained; credit and interest rate risks associated with FCB’s businesses, customers, borrowings, repayment, investment, and deposit practices; general economic conditions, either nationally or in the market areas in which FCB operates or anticipates doing business, are less favorable than expected; new regulatory or legal requirements or obligations; and other risks; certain risks and important factors that could affect FCB’s future results are identified in its Annual Report on Form 10-K for the year ended December 31, 2017 and other reports filed with the SEC, including among other things under the heading “Risk Factors” in such Annual Report on Form 10-K. Any forward-looking statement speaks only as of the date on which it is made, and FCB undertakes no obligation to update any forward-looking statement, whether to reflect events or circumstances after the date on which the statement is made, to reflect new information or the occurrence of unanticipated events, or otherwise.